EXHIBIT 10.1

Exchange Agreement

September 27, 2013

American Media, Inc.
1000 American Media Way
Boca Raton, Florida 33464
Attention: Chris Polimeni, Executive Vice President – Chief Financial Officer

Re:	Exchange of Securities

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the agreement by and among American Media, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company that are Guarantors (as defined below) and Chatham Asset Management, LLC, a Delaware limited liability company (“CAM”) on behalf of itself and the Chatham Holders (as defined below), and Omega Charitable Partnership, L.P., a limited partnership organized in the Cayman Islands (the “Omega Holder”). The holders of the Existing Second Lien Notes and the First Lien Notes (each as defined below) previously identified to the Company that are affiliated with CAM are referred to in this Agreement, collectively, as the “Chatham Holders”. Each Chatham Holder and the Omega Holder is referred to herein as a “Holder” and, collectively, as the “Holders”. References in this Agreement to each Chatham Holder shall be deemed to include CAM, as such Holder’s duly authorized representative, for purposes of fulfilling the Chatham Holders’ obligations hereunder.

Reference is made to the Indenture, dated as of December 22, 2010 (the “Existing Second Lien Indenture”), by and among the Company, as issuer, certain subsidiaries of the Company, as guarantors (such subsidiaries that currently guarantee the Existing Second Lien Notes (as defined below) as of the date hereof, collectively, the “Guarantors”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB, and in such capacity, the “Existing Second Lien Trustee”), as trustee and collateral agent, pursuant to which the Company initially issued $104,889,262 in aggregate principal amount of its 13.5% Second Lien Senior Secured Notes due 2018 (the “Existing Second Lien Notes”). Each Holder beneficially owns and will exchange Existing Second Lien Notes in the principal amount previously provided to the Company in writing (such securities, in such amounts, being referred to herein as the “Participating Existing Second Lien Notes”).

American Media, Inc.

September 27, 2013

On the Closing Date (as defined below), on the terms and subject to the conditions set forth herein, each Holder and the Company wish to exchange (the “Existing Second Lien Note Exchange”) the Participating Existing Second Lien Notes in the principal amounts previously provided to the Company in writing for an equal principal amount of the Company’s new 10% Second Lien Senior Secured PIK Notes due 2018 (such securities, in such amount, being referred to herein as the “New Second Lien PIK Notes”), which shall constitute a new issuance of securities and have the terms described in the Indenture, dated as of the Closing Date (the “Indenture”), by and among the Company, as issuer, the Guarantors, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”), the substantially final form of which is attached hereto as Appendix A-1, other than with respect to such necessary or appropriate changes agreed among the parties to effectuate the Optional Second Lien Note Exchange (as defined below) including Article 13 thereof. The New Second Lien PIK Notes will be delivered in book-entry form through the facilities of The Depository Trust Company (“DTC”) pursuant to a Securities Settlement Agreement, dated September 20, 2013 (the “Settlement Agreement”), between the Company and Wilmington Trust, National Association, as settlement agent (the “Settlement Agent”), and will be deposited with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC’s nominee. The New Second Lien PIK Notes will be guaranteed (the “Guarantees”) by the Guarantors on the terms set forth in the Indenture. The New Second Lien PIK Notes, the Guarantees and the obligations of the Company and the Guarantors (together, the “Obligors”) under the Indenture will be secured by a second priority lien on the same assets of the Obligors that secure the Existing Second Lien Notes pursuant to collateral documents that are substantially the same as the collateral documents that secure the Existing Second Lien Notes, including a Collateral Agreement, dated as of the Closing Date (including the perfection certificate contemplated thereby, the “Security Agreement”), by and among the Obligors and the Trustee, the final form of which is attached hereto as Appendix A-2, a Trademark Security Agreement, dated as of the Closing Date (the “Trademark Agreement”), by and among certain of the Obligors and the Trustee, the final form of which is attached hereto as Appendix A-3, and a Copyright Security Agreement, dated as of the Closing Date (the “Copyright Agreement” and, together with the Security Agreement and the Trademark Agreement and the UCC-1 financing statement for each Obligor to be filed with the applicable office, the “New Second Lien Collateral Documents”), by and among certain of the Obligors and the Trustee, the final form of which is attached hereto as Appendix A-4. In addition, the Obligors have agreed to provide certain account control agreements with respect to deposit accounts consistent with the control agreements that have been entered into with respect to the Credit Agreement (as defined below), the First Lien Indenture (as defined below) and the Existing Second Lien Indenture and to provide insurance certificates with appropriate endorsements reflecting the Trustee as an additional insured under the Company’s insurance policies, to the same extent as provided to the Existing Second Lien Trustee. For purposes of this Agreement (i) “Credit Agreement” means the Revolving Credit Agreement, dated as of December 22, 2010, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (ii) “First Lien Indenture” means the Indenture, dated as of December 1, 2010, between the Company (as successor by merger to AMO Escrow Corporation) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB, and in such capacity, the “First Lien Trustee”), as trustee and collateral agent, governing the Company’s 11.5% First Lien Senior Secured Notes due 2017 (the “First Lien Notes”).

Simultaneous with the issuance of the New Second Lien PIK Notes and the execution and/or filing of the New Second Lien Collateral Documents, the Company and the Trustee will enter into a Collateral Agent Joinder Agreement, dated as of the Closing Date (the “Junior Intercreditor Joinder”), the final form of which is attached hereto as Appendix A-5, pursuant to which the Trustee shall be named as an additional collateral agent for additional second priority secured parties in connection with that certain Junior Lien Intercreditor Agreement, dated as of December 22, 2010 (as amended and supplemented from time to time to the date hereof, the “Junior Intercreditor Agreement”), by and among the Company, the Guarantors, the Administrative Agent, the First Lien Trustee and the Existing Second Lien Trustee. For purposes of this Agreement, “Security Documents” means, collectively, the New Second Lien Collateral Documents, and the Junior Intercreditor Agreement, as amended by the Junior Intercreditor Joinder.

American Media, Inc.

September 27, 2013

Immediately prior to the Existing Second Lien Note Exchange and the issuance of the New Second Lien PIK Notes, the Company shall enter into a Waiver and Amendment, dated as of the Closing Date (which shall become immediately effective but shall not become operative until the closing of the Existing Second Lien Note Exchange), by and among the Company, the subsidiaries of the Company listed on the signature pages thereto and the parties identified therein, the final form of which is attached hereto as Appendix A-6 (the “Registration Rights Amendment”), providing, among other things, the termination of the right to require a registered exchange offer with respect to the Existing Second Lien Notes and the right to additional interest under that certain Registration Rights Agreement, dated as of December 22, 2010, by and among the Company, the subsidiaries of the Company listed on the signature pages thereto and certain persons that were identified as the initial holders of the Existing Second Lien Notes listed on the signature pages thereto.

In addition, the Holders and the Company wish to provide for certain additional exchanges at the option of the Company, namely (i) the Optional First Lien Note Exchange (as defined in Section 2(a) hereof), in which the Company may require the Holders or their affiliates to exchange First Lien Notes for New Second Lien PIK Notes or New Second Lien Cash Pay Notes (as defined below), as applicable, and (ii) the Optional Second Lien Note Exchange (as defined in Section 3(a) hereof), in which the Company may require holders of the New Second Lien PIK Notes (including the Holders) to exchange all New Second Lien PIK Notes then outstanding under the Indenture for New Second Lien Cash Pay Notes, in each case on the terms and subject to the conditions set forth herein and in the Indenture (such Optional First Lien Note Exchange and Optional Second Lien Note Exchange, together, the “Optional Exchanges”). For the avoidance of doubt, the Optional Exchanges are each at the Company’s sole option, and are independent of each other; provided, that, if the Company exercises both Optional Exchanges, then any First Lien Notes exchanged in the Optional First Lien Note Exchange shall also be included in the exercise of the Optional Second Lien Note Exchange or otherwise exchanged directly for New Second Lien Cash Pay Notes. In connection with the Optional Second Lien Note Exchange, the Holders and the Company have agreed to provide the Chatham Holders with the right to nominate an independent director to the Company’s Board of Directors under certain circumstances, and in furtherance of such contingency certain stockholders of the Company shall enter into that certain Amendment No. 1 to American Media, Inc. Stockholders’ Agreement, dated as of the Closing Date (the “Stockholders’ Agreement Amendment”), the final form of which is attached hereto as Appendix A-7, pursuant to which the stockholders of the Company party thereto will amend the Company’s Stockholders’ Agreement dated as of December 22, 2010 (the “Stockholders’ Agreement”), to contingently provide for such director nomination right upon the Company’s exercise of the Optional Second Lien Note Exchange.

American Media, Inc.

September 27, 2013

The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (the “Form 10-K”), the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (the “Form 10-Q”) and the Company’s Current Reports on Form 8-K dated April 10, 2013 and September 5, 2013 (together, the “Form 8-K’s”), each as filed with the Securities and Exchange Commission (“SEC”) pursuant to the Company’s ongoing reporting obligations under the Securities Exchange Act of 1934, as amended, and all information incorporated by reference into such reports are herein called the “Disclosure Record.”

This Agreement shall become effective upon the Company’s receipt of signature pages from authorized representatives of the Holders indicating that such Holders collectively are the beneficial owners of $94,287,724 aggregate principal amount of the Existing Second Lien Notes.

In connection with this exchange, CAM (on behalf of itself and the Chatham Holders), the Omega Holder and the Company hereby agree as follows:

1.                  Existing Second Lien Exchange and Closing. Subject to the satisfaction of the terms and conditions and the representations and warranties set forth herein, the Company and the Participating Holders, severally and not jointly, agree to consummate the Existing Second Lien Note Exchange and certain of the transactions contemplated hereby and by the other Transaction Documents (as defined below) intended to be consummated on the Closing Date (as defined below). The closing (“Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 on September 30, 2013, or such other time not later than ten business days after September 30, 2013, as shall be agreed by the Company and the Participating Holders (the “Closing Date”). On the Closing Date, each Holder shall, severally and not jointly, surrender, transfer and deliver to the Existing Second Lien Trustee for cancellation Participating Existing Second Lien Notes in the aggregate principal amount previously provided in the Settlement Agreement and in accordance with the terms of the Existing Second Lien Indenture through the Deposit/Withdrawal at Custodian (“DWAC”) procedures of The Depository Trust Company (“DTC”) (and the Company shall promptly effect such cancellation), together with all right, title and interest in and to such Existing Second Lien Notes. The Global Note (as defined below) shall be made available for examination no later than 5:00 P.M. New York City time on the last business day prior to the Closing Date. Such transfer of Participating Existing Second Lien Notes shall be made solely in exchange for the following:

(a)                On the Closing Date, (A) the Company shall issue and deliver, to the Trustee, as nominee of DTC, a global note (144A) representing an aggregate principal amount of $94,287,724 of the New Second Lien PIK Notes under the Indenture (the “Global Note”), which Global Note shall be authenticated by the Trustee and held by the Trustee as custodian on behalf of DTC, and (B) upon such issuance and authentication, the Trustee shall cause to be credited, through the book-entry system of DTC for the account of each DTC participant as previously provided to the Trustee in the Settlement Agreement, beneficial ownership interests in the Global Note in an aggregate principal amount equal to the principal amount of Participating Existing Second Lien Notes previously provided to the Company and the Trustee in writing;

American Media, Inc.

September 27, 2013

(b)               the Company shall make a cash payment directly to each Holder equal to the accrued and unpaid interest in respect of the principal amount of Participating Existing Second Lien Notes from, and including, the most recent date on which interest thereon was paid to, but not including, the Closing Date (calculated at the rate of 13.5% per annum, such amount to be calculated by the Company in accordance with the Existing Second Lien Indenture) by wire transfer in immediately available funds to the account(s) previously provided by the Holders to the Company by no later than December 15, 2013 (or if such day is not a Business Day (as defined in the Existing Second Lien Indenture), the next succeeding Business Day;

(c)                each Holder’s obligation to deliver Participating Existing Second Lien Notes at the Closing, and the Company’s obligation to issue New Second Lien PIK Notes to each Holder and to pay accrued and unpaid interest in respect of Participating Existing Second Lien Notes, is subject to the accuracy of the statements made in certificates of the Company executed by any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company and Participating Holders of their respective covenants and other obligations hereunder, and to the fulfillment to each such party’s satisfaction, prior to or at the Closing, of the following conditions:

(i)                 the Exchange Agreement has been duly and validly authorized, executed and delivered by all of the parties thereto and shall be in full force and effect;

(ii)               the Indenture (including the Guarantees therein), the New Second Lien PIK Notes and the Security Documents shall have been duly and validly authorized, executed and delivered by all of the parties thereto, and shall be in full force and effect;

(iii)             the Registration Rights Amendment shall have been duly and validly authorized, executed and delivered by all of the parties thereto and shall be in full force and effect;

(iv)             the Stockholders’ Agreement Amendment shall have been duly authorized, executed and delivered by all of the parties thereto and shall have become effective (but not yet operative) in accordance with its terms;

(v)               the Holders shall have received an opinion in form and substance satisfactory to counsel for the Holders, dated the Closing Date, from Akin Gump Strauss Hauer & Feld LLP, covering the matters previously agreed (and the Company hereby instructs its counsel to deliver such opinion to the Holders);

(vi)             no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the consummation by the Company, the Guarantors or, to the extent applicable, any Holder, of the Existing Second Lien Note Exchange, the issuance of the New Second Lien PIK Notes or the transactions contemplated hereby intended to be consummated on the Closing Date;

American Media, Inc.

September 27, 2013

(vii)           the Company and the Guarantors shall have delivered to the Holders a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Transaction Documents;

(viii)         (A) the representations and warranties of the Company and the Guarantors in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date (or, in the case of representations and warranties that are qualified by materiality or a Company Material Adverse Effect (as defined below), shall be true and correct on and as of the Closing Date), (B) the Company and the Guarantors shall have complied in all material respects with all its agreements set forth herein to be performed or satisfied at or prior to the Closing Date and (C) the Company and the Guarantors shall have furnished to the Holders a certificate of the Company and the Guarantors in a form reasonably satisfactory to the Holders, signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or a Vice President of the Company or such Guarantor and dated the Closing Date, to the effect set forth in clause (A) above; and

(ix)             the Company shall have paid, on or before the Closing Date, the reasonable and documented fees, charges and disbursements of Latham & Watkins LLP as provided for in Section 7.

The transactions set forth in this Section 1 shall be deemed to take place concurrently with each other at the Closing. For the avoidance of doubt, the Company will not pay or owe any prepayment or redemption premium with respect to Participating Existing Second Lien Notes exchanged pursuant to the Existing Second Lien Note Exchange.

2.                  Optional First Lien Note Exchange.

(a)                Optional First Lien Note Exchange. Subject to the terms, conditions and procedures set forth in this Section 2, in connection with and immediately prior to the consummation of a First Lien Notes Refinancing (as defined below), the Company shall have the right, at its sole option, to require the Holders to exchange up to $55,000,000 in aggregate principal amount of outstanding First Lien Notes for New Second Lien PIK Notes (or New Second Lien Cash Pay Notes in the event the Optional Second Lien Note Exchange (as defined below) is consummated) (the “Optional First Lien Note Exchange”) in an aggregate principal amount equal to the sum of (i) the principal amount of First Lien Notes to be exchanged, plus (ii) an amount equal to the then applicable optional redemption premium pursuant to Section 3.07(d) of the First Lien Indenture applicable to the First Lien Notes as of the closing date of the First Lien Notes Refinancing (the “First Lien Refinancing Closing Date”) and as applied to the principal amount of First Lien Notes subject to the foregoing clause (i). If the Company exercises the Optional First Lien Note Exchange, each Holder shall be required to deliver its Pro Rata Portion (as defined below) of First Lien Notes subject to such Optional First Lien Note Exchange. In addition, on the closing date of the Optional First Lien Note Exchange, the Company shall, subject to the terms herein, make a cash payment to each Holder equal to the accrued and unpaid interest in respect of the principal amount of First Lien Notes exchanged by such Holder pursuant to the Optional First Lien Note Exchange from, and including, the last date on which interest thereon was paid to, but not including, the closing date of the Optional First Lien Note Exchange. Such cash payment shall be made by wire transfer in immediately available funds to the account(s) provided, in writing, by a Holder to the Company. Such exchanged First Lien Notes will be cancelled by the Company promptly upon the closing of the Optional First Lien Note Exchange. For purposes of this Agreement, (a) “First Lien Notes Refinancing” shall mean the refinancing of all outstanding First Lien Notes (other than First Lien Notes exchanged pursuant to the Optional First Lien Note Exchange) with (i) the cash proceeds of new indebtedness for money borrowed by the Company (in the form of one or more first lien senior secured syndicated credit facilities and/or one or more series of first lien senior secured corporate bonds, the “New First Lien Debt”), which may be with the same or different lenders, agents or arrangers and including any increase in the principal amount of the loans and commitments provided thereunder to the extent such increase is otherwise permitted by the Indenture or (ii) such other consideration (including an exchange of First Lien Notes for New First Lien Debt) provided by the Company to the holders in order to refinance all outstanding First Lien Notes (other than First Lien Notes exchanged pursuant to the Optional First Lien Note Exchange), and (b) “Pro Rata Portion” shall mean, with respect to the Chatham Holders, such percentage calculated as a fraction using a numerator equal to the aggregate principal amount of Existing Second Lien Notes exchanged by the Chatham Holders on the Closing Date and a denominator equal the total aggregate principal amount of Existing Second Lien Notes exchanged by the Holders on the Closing Date (the “Chatham Portion”), and with respect to the Omega Holder, such percentage calculated as a fraction using a numerator equal to the aggregate principal amount of Existing Second Lien Notes exchanged by the Omega Holder on the Closing Date and a denominator equal the total aggregate principal amount of Existing Second Lien Notes exchanged by the Holders on the Closing Date (the “Omega Portion”); provided that (x) the Holders may agree between themselves to alter such percentages as long as they sum to 100%, (y) in the event the Holders fail to exchange 100% of the principal amount of First Lien Notes required to be exchanged or to pay to the Company the corresponding amount in cash as set forth in Section 2(d), then the Company may enforce such percentages notwithstanding this proviso, and (z) principal amounts may be rounded up or down to the nearest $1,000, as appropriate, to provide for exchanges in increments of $1,000. The Company’s right to conduct the Optional First Lien Note Exchange shall terminate automatically upon the earliest to occur of a “Key Man Event,” a “Disparagement Event” and “Force Majeure Event” (each as defined on Appendix A-8 and each, an “Option Termination Event”).

American Media, Inc.

September 27, 2013

(b)               Conditions to the Optional First Lien Note Exchange. Prior to the Company exercising its right to the Optional First Lien Note Exchange, the following must occur:

(i)                 the Company must launch a syndication or a non-deal road show for the First Lien Notes Refinancing prior to December 15, 2014 and receive market feedback that the market-clearing yield for a First Lien Notes Refinancing (before any Optional First Lien Note Exchange) is greater than 9%;

(ii)               the Company must price a First Lien Notes Refinancing by December 15, 2014 and close such First Lien Notes Refinancing on or prior to 10 Business Days following December 15, 2014;

(iii)             (x) if on or after March 31, 2014, the Company’s trailing twelve month Adjusted EBITDA (as defined in the Credit Agreement as in effect on the date hereof) must be greater than or equal to $110,000,000, or (y) if prior to March 31, 2014, the Company must be projected to achieve, on an annualized basis (and calculated in a manner consistent with previous projections and based on assumptions that management believes are reasonable at the time made), Adjusted EBITDA of $110,000,000 by March 31, 2014; and

(iv)             the First Lien Notes Refinancing (in which, for the avoidance of doubt, all of the First Lien Notes are redeemed or otherwise cancelled or extinguished (other than First Lien Notes exchanged pursuant to the Optional First Lien Note Exchange)) simultaneously closes.

(c)                Exchange Procedures.

(i)                 At least 5 Business Days prior to the First Lien Refinancing Closing Date, the Company will send a written notice to each Holder (a “FL Exchange Notice”) advising that the Company is exercising its right to the Optional First Lien Note Exchange. The FL Exchange Notice shall contain such instructions and materials as may be appropriate in order to enable the Holders to exchange their First Lien Notes pursuant to the Optional First Lien Note Exchange. The FL Exchange Notice shall state:

(A)             that the Optional First Lien Note Exchange is being made pursuant to this Section 2, the amount of First Lien Notes to be exchanged (up to an aggregate principal amount of $55,000,000), and that all such First Lien Notes will be exchanged by such Holder on the First Lien Refinancing Closing Date;

(B)              the exchange date, which shall be on the First Lien Refinancing Closing Date, but which shall be no less than 5 Business Days (unless each Holder agrees in writing to a shorter period of time) and no more than 30 calendar days following the FL Exchange Notice;

American Media, Inc.

September 27, 2013

(C)              that the FL Exchange Notice shall be irrevocable; provided that in the event that the First Lien Refinancing Closing Date does not occur on or prior to the 30th calendar day after the date of the FL Exchange Notice, such FL Exchange Notice shall be deemed to have expired without any effect; and

(D)             that Holders shall be required to deliver to the Company in escrow (pending surrender simultaneous with the closing of the First Lien Notes Refinancing) their Pro Rata Portion of First Lien Notes to be so exchanged to the Company no later than 5:00 p.m. one (1) Business Day prior to the First Lien Refinancing Closing Date.

(ii)               All First Lien Notes so exchanged shall continue to accrue interest through, but not including, the First Lien Refinancing Closing Date. Upon an exchange of the First Lien Notes for New Second Lien PIK Notes or New Second Lien Cash Pay Notes, as applicable, pursuant to this Section 2, each Holder shall surrender its share of First Lien Notes through the DWAC procedures of the DTC and the Company shall, subject to this Section 2, take such actions necessary to authorize and effect the issuance to such Holders of New Second Lien PIK Notes or New Second Lien Cash Pay Notes, as applicable, to which such Holders shall thereupon be entitled upon exchange. The Company and each Holder agrees to execute and deliver such documentation as may be reasonably required to effect the exchange of First Lien Notes, including making representations and warranties consistent with those set forth in Sections 5 and 6 of this Agreement, as applicable, as to the exchange and securities to be received pursuant thereto. In the event that the Holders have surrendered First Lien Notes for exchange pursuant to the terms of an FL Exchange Notice and a First Lien Notes Refinancing does not occur on the specified First Lien Refinancing Closing Date, unless each Holder otherwise agrees in writing, such First Lien Notes shall be immediately returned to each Holder through the DWAC procedures of the DTC and credited to such Holder via the applicable DTC participant, and shall continue to accrue interest and to remain outstanding pursuant to the terms of the First Lien Indenture.

(iii)             To the extent the Company exercises its rights to undertake the Optional First Lien Note Exchange, each Holder (or its designee) shall receive the New Second Lien PIK Notes (or, as applicable, the New Second Lien Cash Pay Notes) on the First Lien Refinancing Closing Date.

(d)               Payment by the Holders Upon Failure to Perform. In the event that any Holder shall fail to timely deliver some or all of its Pro Rata Portion of First Lien Notes subject to an Optional First Lien Note Exchange on the date required by Section 2(c)(i)(D), such Holder shall pay to the Company in cash by wire transfer on the First Lien Refinancing Closing Date an amount equal to the principal amount of First Lien Notes that such Holder failed to so deliver, plus the amount equal to the then applicable First Lien Notes optional redemption premium as determined pursuant to the First Lien Indenture; provided, that a First Lien Notes Refinancing shall be simultaneously consummated. Upon the Company’s receipt from a Holder of (i) an aggregate principal amount of First Lien Notes, (ii) cash or (iii) a combination of First Lien Notes and cash, in each case in an amount equal to such Holder’s Pro Rata Portion of First Lien Notes subject to an Optional First Lien Note Exchange, such Holder shall be deemed to have satisfied its obligations to the Company under the Optional First Lien Note Exchange and may participate as a holder of First Lien Notes in any First Lien Notes Refinancing.

American Media, Inc.

September 27, 2013

3.                  Optional Second Lien Note Exchange. Subject to the terms, conditions and procedures set forth in the Indenture, in connection with and upon or promptly following the consummation of the First Lien Notes Refinancing, the Company may, at its sole option, require the exchange (the “Optional Second Lien Note Exchange”) of all (but not less than all) then outstanding New Second Lien PIK Notes (including those issued or to be issued in any Optional First Lien Note Exchange, if applicable) for an aggregate principal amount of new second lien cash pay notes of the Company (the “New Second Lien Cash Pay Notes”) in an aggregate principal amount equal to the sum of (i) the principal amount of New Second Lien PIK Notes then outstanding (including, for the avoidance of doubt, all New Second Lien PIK Notes issued in kind upon payment of interest thereon), plus (ii) all accrued and unpaid interest on the New Second Lien PIK Notes then outstanding from and including the last date on which interest thereon was paid to but not including the date of consummation of the Optional Second Lien Note Exchange. The New Second Lien Cash Pay Notes will be delivered in book-entry form through the facilities of DTC and will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., as DTC’s nominee. The Participating Holders agree to cooperate in good faith with the Company to facilitate DTC eligibility for the New Second Lien Cash Pay Notes, or any equivalent form of delivery of such notes acceptable to the Participating Holders in the event DTC eligibility is not available due to DTC’s policies and procedures. All New Second Lien PIK Notes exchanged shall continue to accrue interest through, but not including, the First Lien Refinancing Closing Date. In the event that the Holders have surrendered New Second Lien PIK Notes for exchange pursuant to the terms, conditions and procedures set forth in the Indenture and a First Lien Notes Refinancing does not occur on the specified First Lien Refinancing Closing Date, unless each Holder otherwise agrees in writing, such New Second Lien PIK Notes shall be immediately returned to each Holder through the DWAC procedures of the DTC and credited to such Holder via the applicable DTC participant, and shall continue to accrue interest and to remain outstanding pursuant to the terms of the Indenture. For so long as the Participating Holders own New Second Lien PIK Notes, the Company agrees to obtain their prior written consent, which shall not be unreasonably withheld, to amend any provisions of Section 13.02 of the Indenture if such proposed amendment were to (i) impose any additional material burdens on any Holder or any beneficial owner of Notes, (ii) deprive any Holder or any beneficial owner of Notes of their right to receive the exchange consideration set forth in Section 13.01 of the Indenture (or result in any material delay in the delivery of such consideration), including with respect to accrual of interest, or, if the exchange does not occur, the immediate return of all tendered beneficial interests in any Global Note, or (iii) would require any Holder or any beneficial owner to take any action that is not permitted by law or applicable regulation. To the extent that the Company makes a reasonable determination that an amendment to Article 13 of the Indenture is necessary to comply with DTC procedures, the parties further agree to use reasonable best efforts to cooperate to amend or supplement the Indenture to amend provisions of Article 13 to facilitate the consummation of the Optional Second Lien Note Exchange.

American Media, Inc.

September 27, 2013

4.                  First Lien Note Repurchases; Board Seat.

(a) First Lien Note Repurchases. Pursuant to the terms of the Indenture, the Company will be required to apply 100% of Cash Interest Savings (as defined in the Indenture) for each semi-annual interest period under the Existing Second Lien Indenture to repurchase outstanding First Lien Notes (such repurchases in accordance with the terms, conditions and procedures described in this Section 4(a), referred to herein as the “First Lien Note Repurchase”), which purchases shall be required to be consummated no later than 75 calendar days following the end of the applicable semi-annual interest period (the “First Lien Note Repurchase Period”). For so long as any Holder continues to own any First Lien Notes outstanding under the First Lien Indenture, in connection with any First Lien Note Repurchase, the Company shall notify the Holders not less than 3 Business Days prior to any such proposed repurchase (each, a “Company Notice”) of the price (the “Purchase Price”) at which the Company is prepared to buy First Lien Notes in the open market and the aggregate dollar consideration (the “Aggregate Amount”) to be paid, and each Holder shall have three (3) Business Days after receipt of such Company Notice (the “Purchase Price Notice Period”) to notify the Company of its agreement to sell to the Company at the Purchase Price (or such other price as the Company and such Holder may agree) First Lien Notes up to the aggregate amount set forth in the Company Notice (the amount of Cash Interest Savings used to repurchase First Lien Notes sold by the Chatham Holders being the “Chatham Amount,” and the amount of Cash Interest Savings used to repurchase First Lien Notes sold by the Omega Holder being the “Omega Amount”). Any First Lien Notes sold by the Holders pursuant to this provision shall be sold by them on a Pro Rata Basis (as defined below). If the Chatham Amount and Omega Amount is less than the Aggregate Amount, the Company may make open market purchases of First Lien Notes at not more than the Purchase Price for a period of 8 Business Days beginning on the date on which all Holders have responded to the Company Notice or the date following the end of the Purchase Price Notice Period, whichever is earlier. If the Company is unable to apply 100% of the Cash Interest Savings for such semi-annual interest period to First Lien Note Repurchases after following the above procedure, it shall repeat the procedure until 100% of such Cash Interest Savings have been so applied; provided that, if, at the end of the First Lien Note Repurchase Period, the Company is unable to apply 100% of the Cash Interest Savings for such semi-annual interest period to repurchase First Lien Notes at a price less than par plus the optional redemption price then applicable to the First Lien Notes, the Company will be obligated to offer to purchase First Lien Notes from the Holders, pursuant to a written notice (the “Post-Repurchase Period Notice”) by the Company to the Holders (sent by facsimile (with confirmation of transmission received by the Company) or by email by March 1 and September 1 of each year, as applicable), for a period of 10 calendar days beginning on the date of the Post-Repurchase Period Notice (such period, the “Post-Repurchase Period”) in an amount equal to the remaining unapplied Cash Interest Savings at a price equal to par plus such optional redemption price; provided, further, that if at the end of the Post-Repurchase Period or as soon as all of the Holders have responded (affirmatively or negatively) via email or facsimile to the Post-Repurchase Period Notice, whichever is earlier, the Company has been unable to apply the remaining Cash Interest Savings for such semi-annual interest period to repurchase First Lien Notes from the Holders at a price equal to par plus the optional redemption price then applicable to the First Lien Notes, the Company will be obligated to apply all such unapplied Cash Interest Savings to repurchase First Lien Notes from all holders of First Lien Notes on a pro rata basis at par plus the then applicable optional redemption price pursuant to Section 3.07 of the First Lien Indenture and in accordance with the redemption procedures contained in the First Lien Indenture. Any repurchase of First Lien Notes pursuant to the provisos in the previous sentence must occur within 120 calendar days of the end of the applicable semi-annual interest period under the Existing Second Lien Indenture. For purposes of this Agreement, “Pro Rata Basis” shall mean, with respect to the Chatham Holders, the Chatham Portion, and with respect to the Omega Holder, the Omega Portion, provided that (x) if an individual holder elects not to participate, then the other Holders participate in such proportions as they may agree between themselves, and (y) principal amounts may be rounded up or down to the nearest $1,000 as appropriate to provide for repurchases in increments of $1,000.

American Media, Inc.

September 27, 2013

(b) Board Seat upon Consummation of the Optional Second Lien Note Exchange. As provided in the Stockholders’ Agreement Amendment, if the Company exercises the Optional Second Lien Note Exchange and the Chatham Holders own, in the aggregate, 50% or more of the New Second Lien PIK Notes then outstanding under the Indenture, immediately upon the closing of the Optional Second Lien Note Exchange (and as a condition thereto) CAM shall have the right to nominate one “independent” (as such term is defined under NYSE rules at the time of the nomination) voting director to the Board (the “Chatham Nominee”), and such director nomination right shall continue until the earlier to occur of (x) the Chatham Holders cease to own, in the aggregate, at least 50% of the then outstanding principal amount of the New Second Lien Cash Pay Notes and (y) the consummation by the Company of an Initial Public Offering (as defined in the Stockholders’ Agreement as in effect on the date hereof) that causes termination of the Stockholders’ Agreement pursuant to Article X thereof. As a condition to closing of the Optional Second Lien Note Exchange, the Chatham Nominee shall be duly elected to the Board as of the closing of the Optional Second Lien Note Exchange pursuant to the terms of the Company’s Second Amended and Restated By-Laws as in effect on the date hereof. In case of conflict between the terms of this Section 4(b) and the Stockholders’ Agreement Amendment, the Stockholders’ Agreement Amendment as in effect on the Closing Date, after giving effect to the Stockholders’ Agreement Amendment, shall govern.

5.                  Representations, Warranties and Agreements of the Holders. Each Holder and CAM (on behalf of the Chatham Holders and itself) hereby, severally and not jointly, represents and warrants to the Company and the Guarantors as follows:

(a)                Organization and Qualification. Such entity is duly organized and is validly existing as an entity in good standing under the laws of the jurisdiction of its organization.

(b)               Authorization; Validity; Enforcement. Such entity has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Amendment. The execution and delivery of this Agreement and the Registration Rights Agreement by such entity and the consummation by such entity of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of such entity, and no further consent or authorization is required by such entity, its board of directors (or any equivalent governing body) or its stockholders or other equity owners for the performance by such entity of its obligations hereunder. This Agreement has been duly and validly executed and delivered on behalf of such entity and constitutes the legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, subject to the effects of (x) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect and (y) general principles of equity (whether considered in a proceeding in equity or at law).

American Media, Inc.

September 27, 2013

(c)                No Conflicts. Such entity is not in violation or default of (i) any provision of its charter, bylaws or any equivalent organizational document, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to such entity or its properties of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such entity or any of its properties, in each case other than such violations and defaults that would not reasonably be excepted to, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of such entity its subsidiaries, taken as a whole (a “Holder Material Adverse Effect”). None of the execution and delivery of the Transaction Documents (as defined below) to which it is a party or the consummation of the transactions contemplated herein or the fulfillment of the terms hereof or thereof, will conflict with or result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of such entity pursuant to (A) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which such Holder is a party or bound or to which its or their property is subject, (B) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such entity or any of its properties or (C) the charter, bylaws or any equivalent organizational document of such entity, other than in the cases of clauses (A) and (B), such breaches, violations, liens, charges or encumbrances that would not reasonably be expected to, individually or in the aggregate, have a Holder Material Adverse Effect. For the purpose of this Agreement, the “Transaction Documents” shall mean this Agreement, the Global Note, the Security Documents, the Indenture (including the Guarantees), and the Registration Rights Amendment.

(d)               Title. Such Holder is the beneficial owner of the Participating Existing Second Lien Notes it previously provided to the Company in writing. Such Holder further represents that such Participating Existing Second Lien Notes are held through the book-entry facilities of DTC by the DTC participant(s) it previously provided to the Company in writing. Upon delivery to the Company of the Participating Existing Second Lien Notes, and upon such Holder’s receipt of the consideration in respect thereof as set forth herein, in each case, pursuant to this Agreement, good and valid title to the Participating Existing Second Lien Notes of such Holder will pass to the Company, free and clear of any liens, claims, encumbrances, security interests, options or charges of any kind. For the purpose of this Agreement, “Affiliates” shall have the meaning specified in Rule 501(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

American Media, Inc.

September 27, 2013

(e)                No Brokers. No broker, investment banker, finder or other person has been retained by or authorized to act on behalf of such entity in connection with the transactions contemplated hereby, and no commission or other remuneration has been paid or given directly or indirectly by or on behalf of such entity in connection therewith. Such Holder will acquire the New Second Lien PIK Notes as principal in the ordinary course of its business for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act and is acting as principal for its own account in connection with the exchange contemplated hereby.

(f)                No Registration. Such Holder acknowledges that the New Second Lien PIK Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Rule 902(k) of Regulation S under the Securities Act), except pursuant to an exemption from (other than pursuant to Rule 144A under the Securities Act (“Rule 144A”)), or in a transaction not subject to, the registration requirements of the Securities Act. The New Second Lien PIK Notes will contain a restrictive legend as set forth in the form of note attached to the Indenture.

(g)               Qualified Institutional Buyer; Investment Purposes. Such Holder is a “qualified institutional buyer” (as defined in Rule 144A) and such Holder is acquiring the New Second Lien PIK Notes for its own account or for one or more separate accounts maintained by such Holder and not with a view to the distribution thereof within the meaning of the Securities Act.

(h)               Information. Such Holder has reviewed the Disclosure Record, has sufficient knowledge and expertise to make an investment decision with respect to the transactions contemplated hereby and has received such information as it deems necessary in order to make an investment decision with respect to the transactions contemplated hereby and has had the opportunity to ask questions of and receive answers from the Company and its officers, directors and Affiliates and to obtain such additional information as such Holder deems necessary to verify the accuracy of the information furnished to such Holder.

(i)                 Accuracy of Holder Information. The information such Holder has provided in a written certificate to the Company prior to the Closing Date with respect to its legal name and beneficial ownership of the Existing Second Lien Notes is true, correct and complete, as of the Closing Date in all material respects. CAM has provided to the Company true, correct and complete copies of the Investment Advisory Agreement or Investment Management Agreement, as applicable, of each Chatham Holder (in each case as amended, modified or supplemented through the Closing Date).

American Media, Inc.

September 27, 2013

(j)                 Tax Matters. Such Holder has furnished to the Company an accurate and properly executed IRS Form W-9 or applicable IRS Form W-8 (together with any required attachments).

6.                  Representations, Warranties and Agreements of the Company and the Guarantors. The Company and the Guarantors hereby jointly and severally represent and warrant to the Holders that as of the date hereof as follows:

(a)                Organization and Qualification. Each of the Guarantors and the Company is duly organized and is validly existing as an entity in good standing under the laws of the jurisdiction of its organization, and each of the Guarantors and the Company is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each other jurisdiction in which such qualification is required except where the failure to be so organized or qualified, have such power or authority or be in good standing would not reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”).

(b)               Authorization; Validity; Enforcement. This Agreement and the Indenture have been duly authorized, executed and delivered, by the Company and each Guarantor and constitutes a legal, valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to the effects of (x) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect and (y) general principles of equity (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”). The Global Note has been duly authorized, and when executed and delivered by the Company in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms hereof and thereof, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are entitled to the benefit of the Indenture (subject to the Enforceability Limitations). The Guarantees of the Guarantors set forth in the Indenture have been duly authorized, executed and delivered and constitute legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to the Enforceability Limitations). Each of the Security Documents have been duly executed and delivered and constitute legal, valid and binding agreements of the Company and each Guarantor to the extent a party thereto, enforceable against the Company and each Guarantor to the extent a party thereto in accordance with their terms (in each case, subject to the Enforceability Limitations). The Registration Rights Amendment has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Limitations).

(c)                No Registration; Qualification. Assuming the accuracy of the representations and warranties of the Holders and their compliance with the agreements set forth herein, no registration under the Securities Act of the New Second Lien PIK Notes is required for the exchange of Participating Existing Second Lien Notes for New Second Lien PIK Notes to the Holders in the manner contemplated herein and it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

American Media, Inc.

September 27, 2013

(d)               No Conflicts. None of the Company nor any Guarantor is in violation or default of (i) any provision of its charter, bylaws or any equivalent organizational document, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any Guarantor or their properties of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the Guarantors or any of its or their properties, other than such violations and defaults that would not reasonably be excepted to, individually or in the aggregate, have a Company Material Adverse Effect. None of the execution and delivery of the Transaction Documents, the exchange of Participating Existing Second Lien Notes for the New Second Lien PIK Notes, the issuance of the Guarantees or the consummation of the transactions contemplated herein or the fulfillment of the terms hereof or thereof, will conflict with or result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Guarantors pursuant to (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of the Guarantors is a party or bound or to which its or their property is subject, (ii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the Guarantors or any of its or their properties or (iii) the charter, bylaws or any equivalent organizational document of the Company or any of the Guarantors, other than (x) the liens granted pursuant to the Security Documents and (y) in the cases of clauses (i) and (ii), such breaches, violations, liens, charges or encumbrances that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e)                Guarantors. As of the date hereof, other than the Guarantors, no subsidiaries of the Company provide any guarantees under the Existing Second Lien Indenture, the Credit Agreement or the First Lien Indenture.

(f)                Solvency. Immediately after giving effect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (i) the fair value of the assets of the Company and its subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its subsidiaries, taken as a whole, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. The New Second Lien PIK Notes are not being issued with the intent to hinder, delay or defraud either present or future creditors of the Company or the Guarantors.

American Media, Inc.

September 27, 2013

(g)               Compliance with the Exchange Act. The Company is subject to, and currently in compliance with, the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. At the time they were filed with the Commission, the Form 10-K, the Form 10-Q and the Form 8-K’s complied in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission under the Exchange Act.

7.                  Fees and Expenses. The Company covenants and agrees with the Holders that the Company will pay or cause to be paid the following in connection with the transactions contemplated by the Transaction Documents: (i) the fees and expenses of counsel to the Company; (ii) the cost of printing or producing the Transaction Documents, any closing documents ancillary to the Transaction Documents and any other documents in connection with the issue, exchange and delivery of the New Second Lien PIK Notes and the New Second Lien Cash Pay Notes; (iii) the cost of preparing the New Second Lien PIK Notes and the New Second Lien Cash Pay Notes; (iv) the fees and expenses of the Settlement Agent and the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Settlement Agent and the Trustee in connection with the Indenture, the New Second Lien PIK Notes, the New Second Lien Cash Pay Indenture and the New Second Lien Cash Pay Notes; (v) the fees and expenses incurred in respect to creating, documenting and perfecting the security interests in the collateral securing the New Second Lien PIK Notes and the New Second Lien Cash Pay Notes, as applicable; (vi) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 7 and (vii) at the Closing (or if earlier, upon termination of this Agreement), the reasonable and documented fees and expenses of Latham & Watkins LLP, counsel to the Holders, which fees shall be payable regardless of whether the Closing occurs other than by reason of a breach of this Agreement by any of the Holders. At least one Business Day prior to the Closing Date, the Holders will provide an invoice evidencing their reasonable and documented fees and expenses.

8.                  Obligations of Holders. The obligations hereunder of the Holders are several and not joint, and a breach by one Holder of the terms of this Agreement shall not release other Holders from terms of this Agreement or their obligations hereunder and shall not terminate this Agreement.

9.                  Certain Covenants.

(a)                Prior to the Closing Date, no party to this Agreement has disclosed the existence of this Agreement or the transactions contemplated hereby, without any other party’s consent.

American Media, Inc.

September 27, 2013

(b)               Promptly, but not later than 24 hours, after the signing of this Exchange Agreement, a press release in mutually agreeable form will be issued in the form attached as Appendix A-9.

(c)                Within the time permitted under the rules and regulations of the SEC, the Company shall file the current report on Form 8-K in the form attached hereto as Appendix A-9.

(d)               CAM shall cause each Chatham Holder to undertake, perform and comply with all obligations of such Holder hereunder.

10.              Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) one Business Day after being delivered to a nationally recognized overnight courier or (c) when sent by facsimile (with confirmation of transmission received by the sender) or email to the parties at the addresses (or at such other address as shall be specified by like notice):

If to the Company:

American Media, Inc.

1000 American Media Way

Boca Raton, Florida 33464

Attention:	Chris Polimeni, Executive Vice President - Chief Financial Officer and Treasurer
email:	cpolimeni@amilink.com
Fax:	(877) 569-5998

and

American Media, Inc.

4 New York Plaza

New York, New York 10004

Attention:	Eric Klee, Esq., General Counsel
email:	eklee@amilink.com
Fax:	(212) 743-6590

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Ira Dizengoff, Esq./Russell W. Parks, Jr., Esq.
email :	idizengoff@akingump.com and rparks@akingump.com
Fax:	(212) 872-1002

American Media, Inc.

September 27, 2013

If to the Holders:

At the mailing address, fax number and email address previously provided to the Company in writing.

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:	Dennis D. Lamont, Esq.
email :	Dennis.Lamont@lw.com
Fax:	(212) 751-4864

11.              Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, the party against whom the waiver is to be effective.

12.              Governing Law; Jurisdiction; Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.              Counterparts. This Agreement may be signed in one or more counterparts (which may be delivered in original form, facsimile or “pdf” file thereof), each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

14.              Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

American Media, Inc.

September 27, 2013

15.              Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

16.              Entire Agreement. This Agreement and any non-disclosure agreements entered into between the Company or its affiliates, on the one hand, and any Holder or its affiliates, on the other hand, if any, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

17.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No purchaser of New Second Lien PIK Notes from the Holders shall be deemed to be a successor or assignee merely by reason of such purchase. Except as expressly provided herein, no party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto. Any such assignment without the prior written consent of the other parties hereto shall be null and void.

18.              No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and any Indemnified Persons, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

19.              Survival. The representations and warranties of the Company, the Guarantors and the Holders contained herein, and the agreements and covenants set forth herein, shall survive the consummation of the transactions hereunder.

20.              Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

21.              No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

22.              Effective Date. This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.

23.              Termination. This Agreement may not be terminated except upon the prior written consent of all the parties hereto.

* * * * *

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between the Holders and the Company in accordance with its terms.

Very truly yours,

CHATHAM ASSET MANAGEMENT, LLC

By:  /s/Anthony Melchiorre

Name: Anthony Melchiorre

Title: Managing Member

OMEGA CHARITABLE PARTNERSHIP, L.P.

By:  /s/David Bloom

Name: David Bloom

Title: Member

Confirmed and agreed to as of the date first above written:

American Media, Inc.

By:  /s/Christopher V. Polimeni

Name: Christopher V. Polimeni

Title: Executive Vice President, Chief Financial Officer and Treasurer

AMI CELEBRITY PUBLICATIONS, LLC

AMI DIGITAL, INC.

AMI PAPER, INC.

COUNTRY MUSIC MEDIA GROUP, INC.

IN STORE SERVICES INC.

ODYSSEY MAGAZINE PUBLISHING GROUP, INC.

WEIDER PUBLICATIONS, LLC

By:  /s/Christopher V. Polimeni

Name: Christopher V. Polimeni
Title: Executive Vice President, Chief Financial Officer and Treasurer

Appendix A-1
Indenture

Appendix A-2

Security Agreement

Appendix A-3
Trademark Agreement

Appendix A-4
Copyright Agreement

Appendix A-5
Junior Intercreditor Joinder

Appendix A-6
Registration Rights Amendment

Appendix A-7
Stockholders’ Agreement Amendment

Appendix A-8

Option Termination Events

A “Key Man Event” shall be deemed to occur if, for any reason, Mr. David J. Pecker ceases to hold the title of Chief Executive Officer of the Company or ceases to perform the duties of Chief Executive Officer of the Company in a manner consistent with his service as of the Closing Date.
A “Disparagement Event” shall be deemed to occur if, at any time, the Company, any Guarantor or any of the Company’s three largest stockholders as of the date hereof (calculated by number of shares of the Company owned by such stockholders including their respective affiliates), or their respective directors, makes any public statement (regardless of whether in an SEC filing, by press release, in an earnings or other teleconference call, via public internet website or public social media account, or other forum intended for general dissemination to the public) that any Chatham Holder believes is libelous or slanderous with respect to it and, upon the advice of reputable third party counsel (other than Akin Gump Strauss Hauer & Feld LLP and Latham & Watkins LLP) reviewing the facts and circumstances of the alleged libelous or slanderous statement, there would be at least an 80% likelihood of success on the merits of a lawsuit brought in a court of competent jurisdiction; provided, however, that (x) any disclosure by the Company in order to comply with applicable law and SEC reporting obligations, shall not be a “Disparagement Event” and (y) the Company shall not be required to monitor any employee communications that would be prohibited under applicable law.
A “Force Majeure Event” shall be deemed to occur if, at any time, (a) the Company or any material Guarantor shall cease to be solvent (as calculated pursuant to Section 3.15 of the Credit Agreement), or (b) the Company and its subsidiaries shall fail to make any scheduled payment of principal or interest required in respect of any indebtedness for money borrowed with an aggregate principal amount and/or commitments outstanding in excess of $5 million when due after the passage of any applicable grace period.

Appendix A-9

Company 8-K